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                                                                    Exhibit 23.2

                             [KPMG LLP Letterhead]

                       Independent Accountants' Consent

We consent to the inclusion of our report dated January 25, 1999, with respect to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of First Sentinel Bancorp, Inc. dated March 5, 1999.

                                       /s/  KPMG LLP

Short Hills, New Jersey
March 5, 1999